UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2007
(Date of earliest event reported)

IMMUCELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-15507	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 Evergreen Drive
Portland, ME 04103
(Address of principal executive offices and zip code)

(207) 878-2770
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.02   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On July 18, 2007, ImmuCell received written notice that Pfizer Animal Health has elected to terminate the License Agreement under which ImmuCell had granted Pfizer a license to develop, commercialize and sell Mast Out® in return for nonrefundable upfront licensing and milestone payments, ultimately leading to royalties upon any future sales of the product by Pfizer or its affiliates.  ImmuCell and Pfizer had originally entered into this Agreement as of December 21, 2004.

Under the Agreement, Pfizer has the right to terminate the license at any time upon 30 days’ prior written notice.  The effective date of termination will therefore be on or around August 17, 2007.

The Agreement does not impose early termination penalties on Pfizer.  However, in the event of such a termination, Pfizer is required to turn over to ImmuCell all clinical and pre-clinical data and information relating to Mast Out®, together with all other files or data relating to the clinical development of the product.  The Agreement also requires Pfizer to transfer to ImmuCell all rights in governmental or regulatory filings made by Pfizer, and to grant ImmuCell a perpetual, royalty-free, nonsublicensable license in any nisin-related proprietary technology developed by Pfizer.  For a period of one year after termination, Pfizer may not develop or sell any competing nisin-related mastitis product.  The foregoing summary is qualified in its entirety by reference to the Agreement and related amendments, which ImmuCell has previously filed as indicated on the exhibit index to its most recent report on Form 10-KSB.

As a result of the license termination described above, ImmuCell expects to recognize the remaining deferred income from non-refundable milestone payments received from Pfizer and to write-off the remaining unamortized cost of associated technology license rights acquired in November 2004.  This will result in a net increase to income before income taxes of approximately $602,000 during the third quarter of 2007, with no impact on cash.

ImmuCell’s management believes that the termination decision was primarily market driven, rather than arising from any unanticipated efficacy, technical or regulatory issues.  Management believes that Mast Out® has significant potential market appeal, and intends to continue developing this product.

A copy of ImmuCell’s press release announcing the termination is included as an exhibit to this report.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press Release of ImmuCell Corporation dated July 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2007	IMMUCELL CORPORATION
By: /s/ Michael F. Brigham
Michael F. Brigham
President and Chief Executive Officer